Exhibit 5.1

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

July 30, 2018

KeyCorp

127 Public Square

Cleveland, OH 44114

Re:	KeyCorp Depositary Shares, Each Representing a 1/40th Ownership Interest in a Share of Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series F

Ladies and Gentlemen:

We have acted as counsel to KeyCorp, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of Ohio (the “Company”). Our opinion has been requested with respect to certain matters in connection with the issuance and sale of an aggregate of 17,000,000 Depositary Shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of the Company’s Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series F, par value $1.00 per share, with a liquidation preference of $1,000 per share (the “Preferred Stock”), pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-218629) (the “Registration Statement”), a final prospectus supplement (including base prospectus), dated July 23, 2018 (the “Prospectus”), the Underwriting Agreement, dated July 23, 2018, between the Company, on the one hand, and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriting Agreement”), on the other hand, and the Deposit Agreement, dated as of July 30, 2018, among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, and the holders from time to time of depositary receipts described therein (the “Deposit Agreement”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Articles of Incorporation, as amended (including, without limitation, the Certificate of Amendment relating to the Preferred Stock, filed with the Ohio Secretary of State on July 26, 2018) and Second Amended and Restated Regulations of the Company; (ii) resolutions of the Board of Directors of the Company, or a duly authorized committee thereof, adopted on July 11, 2018 and July 23, 2018; (iii) the Registration Statement and the Prospectus; (iv) the Underwriting Agreement; (v) the Deposit Agreement; and (vi) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

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KeyCorp July 30, 2018 Page 2	Squire Patton Boggs (US) LLP

In connection with such review, we have assumed (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; and (iv) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

This opinion is limited to the laws of the State of Ohio, excluding local laws of the State of Ohio (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Ohio and judicial decisions to the extent they deal with any of the foregoing), the laws of the State of New York and the federal laws of the United States of America that are, in our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (i) the shares of Preferred Stock have been duly authorized and, when issued and delivered by the Company to the Depositary in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, and (ii) the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, as described in the Registration Statement and the Prospectus, will be validly issued and will represent legal and valid interests in the Preferred Stock and the holders of the Depositary Shares will be entitled to the rights specified in the Deposit Agreement.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on July 30, 2018, and thereby incorporated by reference into the Registration Statement, and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

        Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP